UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 28, 2011 (March 23, 2011)
PREGIS HOLDING II CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	333-130353-04 (Commission File Number)	20-3321581 (I.R.S. Employer Identification Number)
1650 Lake Cook Road
Deerfield, Illinois 60015
(Address of principal executive offices,
including zip code)
Registrant’s telephone number, including area code: (847) 597-2200
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
     On March 23, 2011, Pregis Holding II Corporation (the “Parent”), Pregis Corporation (the “Company”) and certain of its subsidiaries entered into an ABL credit facility with Wells Fargo Capital Finance, LLC (the “Agent”), Wells Fargo Bank, National Association, as lender and other lenders from time to time parties thereto (the “ABL Credit Facility”). The Company also entered into a related Security Agreement. The ABL Credit Facility provides for revolving credit financing of up to $75 million, subject to a Borrowing Base (as defined below), of which up to $10 million may be used for letters of credit and up to $10 million may be used for swingline loans. The ABL Credit Facility also provides for future uncommitted increases of its maximum amount, not to exceed $40 million.
     The ABL Credit Facility provides for borrowings in Dollars, Euros and Pounds Sterling and consists of (1) a UK facility, under which certain UK subsidiaries of the Company (the “UK Borrowers”) may from time to time borrow up to a maximum amount of the lesser of the UK Borrowing Base and $30 million and (2) a US facility, under which certain US subsidiaries of the Company (the “US Borrowers” and, together with the UK Borrowers, the “Borrowers”) may from time to time borrow up to a maximum amount of the lesser of (a) the US Borrowing Base and (b) $75 million less amounts outstanding under the UK facility. The ABL Credit Facility matures on the earlier of March 22, 2016 and the date that is 90 days prior to the maturity of the Company’s existing notes (as such notes may be refinanced prior to such maturity date).
Borrowing Base
     The Borrowing Base at any date of determination will equal the sum of the US Borrowing Base and the UK Borrowing Base. Each of the US Borrowing Base and the UK Borrowing Base, separately, shall equal the sum of:
•	85% of eligible accounts receivable, less the applicable dilution reserve amount; plus

•	the lesser of (i) 65% of the value of eligible landed inventory and (ii) 85% times the most recently determined net orderly liquidation value of eligible landed inventory; plus

•	the least of (i) 65% of the value of eligible in-transit inventory, (ii) 60% times the most recently determined net orderly liquidation value of the eligible in-transit inventory, and (iii) $3.5 million; plus

•	the $15 million aggregate overadvance amount ($5 million of which is allocated to the UK Borrowing Base and the rest of which, less the UK usage of such overadvance amount, is allocated to the US Borrowing Base), which is reduced ratably between the US portion and the UK portion (a) by $1.875 million on the first day of each quarter commencing with October 1, 2011, (b) by the proceeds of certain asset sales and (c) to 0, upon any refinancing of the Company’s existing notes with secured notes; minus
•	certain reserves.
Guarantees and Security
     All obligations under the ABL Credit Facility are guaranteed by Parent and certain of its direct and indirect subsidiaries (other than certain non wholly-owned and immaterial subsidiaries and certain foreign subsidiaries), with foreign guarantors guaranteeing only the obligations of the UK Borrowers.
     All obligations under the ABL Credit Facility and the guarantees of those obligations are secured, subject to certain exceptions, by a first-priority security interest in substantially all assets of the Parent, the Borrowers and the guarantors, as well as the pledge of 100% of the capital stock of the Borrowers, the guarantors and their direct subsidiaries, with the obligations of the US Borrowers being secured only by (1) a first-priority security interest in substantially all assets of the Parent, the US Borrowers and the domestic guarantors, (2) a pledge of 100% of the capital stock of the US Borrowers, the domestic guarantors and their direct domestic subsidiaries and (3) a pledge of 65% of the voting capital stock and 100% of the non-voting capital stock of the first-tier foreign subsidiaries of the US Borrowers and domestic guarantors. The security interest in the domestic collateral ranks prior to the security interest securing the Company’s existing second priority floating rate notes due 2013. The lenders under the ABL Credit Facility have agreed to share their domestic collateral with future secured notes, if any, that refinance the existing notes, with the ABL Credit Facility retaining a first priority security interest in all accounts receivable, inventory and certain related assets of the Parent, the US Borrowers and the domestic guarantors and subordinating its security interest in all other domestic assets and the capital stock of the US Borrowers, domestic guarantors and their direct subsidiaries to the liens securing such new secured notes, if any.
Interest Rate and Fees
     Borrowings under the ABL Credit Facility will bear interest at a rate per annum equal to, at the Borrower’s option, either (a) the adjusted LIBOR rate plus an applicable margin or (b) a base rate plus an applicable margin. The applicable margin will initially be 2.75% for LIBOR borrowings and 1.75% for base rate borrowings, subject to a 0.25% step-up or step-down based on the previous quarter’s excess availability. The applicable margin for base rate borrowings will be 100 basis points lower than the applicable margin for LIBOR borrowings
     In addition to paying interest on outstanding principal under the ABL Credit Facility, the Borrowers will be required to pay a commitment fee, in respect of the unutilized commitments thereunder, ranging from 0.375% to 0.625% per annum, which fee will be determined based on utilization of the ABL Credit Facility (increasing when excess availability is low and decreasing when excess availability is high).

Mandatory Prepayments
     The Borrowers are required to repay the amount of any excess revolver usage. In addition, during the existence of a cash dominion event, which is triggered when the Borrowers’ availability falls below certain levels, the Borrowers are required to repay amounts outstanding under the ABL Credit Facility in an amount equal to the net cash proceeds from the sale of, or from insurance or condemnation awards related to, certain assets included in the collateral, with the exception of ordinary course and immaterial asset sales.
Voluntary Prepayments
     The Borrowers are permitted to voluntarily prepay the principal of any advance at any time in whole or in part.
Restrictive Covenants and Other Matters
     The ABL Credit Facility will require the Parent and its subsidiaries, on a consolidated basis, to maintain a fixed charge coverage ratio (defined as the ratio of EBITDA minus capital expenditures to the sum of cash interest, principal payments on indebtedness and accrued income taxes) of at least 1.10 to 1.00 when excess availability is less than 15% of the lesser of (i) the maximum revolver amount and (ii) the Borrowing Base.
     The ABL Credit Facility also contains restrictive covenants (in each case, subject to exclusions) that limit, among other things, the ability of the Parent and its subsidiaries to: (1) create, incur, assume, or suffer to exist, any liens; (2) create, incur, assume, suffer to exist, guarantee or otherwise become or remain liable with respect to any additional indebtedness; (3) consolidate, merge, amalgamate, reorganize, recapitalize, liquidate, wind up, or dissolve themselves; (4) convey, sell, lease, license, assign, transfer, or otherwise dispose of the Parent’s or its subsidiaries assets; (5) make restricted junior payments; (6) make certain investments; (7) amend or otherwise alter the terms of documents related to certain of their indebtedness; (8) enter into transactions with affiliates; and (9) prepay certain indebtedness. The facility also contains other customary restrictive covenants. The covenants are subject to various baskets and materiality thresholds, with many restrictions on the incurrence and repayment of indebtedness, investments and asset dispositions not being applicable when the Borrowers’ excess availability exceeds 25% and, in some case, when the Borrowers are in pro forma compliance with the fixed charge coverage ratio (whether or not then applicable)
     The ABL Credit Facility contains certain customary representations and warranties, affirmative covenants and events of default, including, among other things, payment defaults, breach of representations and warranties, covenant defaults, cross-defaults to certain indebtedness, certain events of bankruptcy, certain events under ERISA, judgment defaults, actual or asserted failure of any material guaranty or security document supporting the ABL Credit Facility to be in force and effect, and change of control. If such an event of default occurs, the Agent under the ABL Credit Facility shall be entitled to take various actions, including the acceleration of amounts due under the ABL Credit Facility, the termination of all revolver commitments and all other actions permitted to be taken by a secured creditor.

Item 1.02	Termination of a Material Definitive Agreement.
     In connection with the closing of the ABL Credit Facility, the Company and its subsidiaries repaid their obligations in full under and terminated the Credit Agreement, dated October 12, 2005, as amended, among the Company, Parent and the other parties thereto.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.
     The disclosure required by this item is included in Item 1.01 above and is incorporated by reference.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 28, 2011
PREGIS HOLDING II CORPORATION
	By:	/s/ D.Keith LaVanway
D. Keith LaVanway
Vice President and Chief Financial Officer